Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-159995) of CommonWealth REIT and in the related Prospectus of our reports dated August 26, 2011 with respect to the statements of revenues and certain operating expenses of 233 North Michigan Avenue and 600 West Chicago for the year ended December 31, 2010 included in this Current Report (Form 8-K) of CommonWealth REIT.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 26, 2011